Exhibit 4.18

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT
BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT TRIVAGO N.V.
TREATS AS PRIVATE OR CONFIDENTIAL. REDACTED TERMS IN THIS EXHIBIT ARE DESIGNATED BY “[*]”.

AMENDED AND RESTATED SHAREHOLDERS’ RIGHTS AGREEMENT
THIS AMENDED AND RESTATED SHAREHOLDERS’ RIGHTS AGREEMENT (this “Agreement”) is made as of this 30 day of July, 2024 by and among Holisto Ltd., Registration No. 515341535, a company, incorporated under the laws of the State of Israel, having its registered offices at 2 Sderot Nim, Rishon Lezion, Israel (the “Company”), Trivago N.V., a company organized under the laws of the Netherlands (the “Lead Investor”), the investors listed on Schedule A hereto (the “Previous Investors” and together with the Lead Investor, each an “Investor” and collectively the “Investors”) and the shareholders of the Company listed on Schedule B hereto (the “Key Holders”) (the Investors and the Key Holders collectively, the “Shareholders”).
WITNESSETH:
WHEREAS, the Company, the Previous Investors and the Key Holders are parties to that certain Shareholders’ Rights Agreement dated March 19, 2019 (the “2019 SRA”);
WHEREAS, the Company, the Lead Investor and the SAFE Holders (as defined therein) are parties to that certain Series B Preferred Share Purchase Agreement of even date herewith (the “Purchase Agreement”); and
WHEREAS, in order to induce the Lead Investor to enter into the Purchase Agreement and to invest funds in the Company pursuant to the Purchase Agreement, the Previous Investors, the Key Holders and the Company hereby agree to amend and restate the 2019 SRA in its entirety and to set forth certain matters regarding the ownership of the shares of the Company, and accept the rights created pursuant to this Agreement in lieu of the rights granted to them under the 2019 SRA.
NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereto hereby agree to amend and restate the 2019 SRA in its entirety to read as follows:
1.Information; Inspection
1.1Information. The Company shall deliver to each of the Major Holders (as defined below) that is an Investor:
1.1.1.As soon as practicable, but in any event within ninety (90) days after the end of each fiscal year of the Company, audited consolidated annual financial statements of the Company as of the end of such year, and statements of income and statements of cash flow of the Company for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, United States dollar-denominated, prepared in accordance with US generally accepted accounting principles (“GAAP”), audited and certified by an independent accounting firm in the State of Israel which is an Israeli affiliate of one of the “Big-4” international accounting firm;
1.1.2.As soon as practicable, but in any event within forty five (45) days after the end of each of the first, second and third quarter of quarter of each fiscal year of the Company, an unaudited consolidated balance sheet and unaudited consolidated statements of income and cash flow of the Company for the period from the beginning of the applicable fiscal year to the end of each such quarter, all in reasonable detail, United States dollar-denominated prepared in accordance with GAAP, applied on a basis consistent with that of preceding periods and, except as otherwise stated therein, fairly present the financial position of the Company as of their date subject to (x) there being no footnotes contained therein, and (y) changes resulting from year-end audit adjustments, certified by the Chief Financial Officer of the Company, or, if none, by the Chief Executive Officer of the Company;
1.1.3.As soon as practicable, but in any event within twenty (20) days after the end of each month, (i) unaudited consolidated monthly financial statements; (ii) management report, elaborating on, inter alia, financial and operating goals, key performance indicators (KPIs) and management commentary, the Company’s consolidated operating income and losses; and (iii) business development report; in each case, in a form agreed upon by the Board of Directors of the Company (the “Board”), including, solely during the Trivago Interim Period, the affirmative vote of one of the Trivago Directors (as such terms are defined in the Amended Articles, as defined below), which shall include the development status of the core business;
1.1.4.As soon as practicable, but in any event within forty five (45) days prior to the end of each fiscal year of the Company an annual budget and business plan for the next fiscal year, prepared on a monthly basis;
1.1.5.Upon request, an updated capitalization table listing all equity holders (on a fully diluted basis).
1.1.6.All financial statements shall include a balance sheet, income statement and statement of cash flows (and, with respect to quarterly statements setting forth in each case in comparative form the figures for the corresponding period of the previous fiscal year, all in reasonable detail) prepared by accounting firm reasonably acceptable to (i) solely during the Trivago Interim Period - the Lead Investor, and (ii) after the lapse of the Trivago Interim Period – the majority of the Major Holders, in accordance with GAAP and the Company will set aside on its books and cause each of its operating subsidiaries to set aside on its books all such proper reserves as shall be required by GAAP.
1.1.7.With reasonable promptness, such other information and data with respect to the Company or any of its subsidiaries as may be reasonably requested from time to time, including, but not limited, for the purpose of a Major Holder complying with its regulatory, compliance and reporting and securities laws obligations.
1.1.8.In addition to the foregoing, each Major Holder that holds Preferred Shares shall be informed of any event of a significant impact on the Company or its business or subsidiaries, including but not limited to, shareholding structure change of any of its subsidiaries, resignation of key employees of the Company or any subsidiary of the Company, any material proceeding or material governmental inquiry or investigation pending or threatened against the Company or any Company subsidiary.
1.3.Inspection. The Company shall permit each Major Holder that is an Investor and the authorized representatives of each Major Holder that is an Investor, at all reasonable times, and upon reasonable notice and coordination, to inspect the facilities, books and records of the Company, and its subsidiaries and to discuss the business, operations and conditions of the Company, and its subsidiaries with their respective directors, officers and employees, all subject to the confidentiality terms hereof.
1.4.Confidentiality. Each Major Holder agrees that any information obtained pursuant to Sections 1.1 or 1.2 will be held in strict confidence, will not be disclosed to any person or entity without the prior written consent of the Company and will not be used for any purpose, other than with respect to exercising the Major Holder’s rights as a shareholder in the Company or for the purpose of monitoring its investment in the Company, unless it can evidence that such information (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 1.3 by the Major Holder), (b) is or has been independently developed or conceived by the Major Holder without use of the Company’s confidential information, or (c) is or has been made known or disclosed to the Major Holder, without any restrictions as to disclosure or use, by a third party without a breach of any obligation of confidentiality such third party may have to the Company provided that, (i) a Major Holder may, without the prior written consent of the Company, disclose confidential information (x) to its attorneys, accountants, consultants, and other professionals, subject to customary confidentiality undertaking, to the extent necessary to obtain their services in connection with monitoring its investment or holdings in the Company; and (y) to any prospective purchaser of any shares from such Major Holder, if such prospective purchaser agrees to be bound by the provisions of this Section 1.3, provided that such prospective purchaser is not a competitor of the Company; (ii) in connection with periodic reports of such Major Holder to its shareholders or partners, such Major Holder may, without first obtaining such written consent, make general statements, not containing technical or other confidential information, regarding the nature and progress of the Company's business; and provided further, that such Major Holder may provide summary information regarding the Company's financial information in its reports to its respective shareholders or partners; and provided further, that such Major Holder shall be entitled to annex reasonable financial information obtained pursuant to Section 1.1 to such reports. In the event that any Major Holder is required by any law, rule, regulation, or within the framework of a legal, regulatory or judicial process, including, audit or inquiries by a regulator, or self-regulatory organization or pursuant to mandatory professional ethics rules governed by law or regulation or the rules or regulations of any stock or securities trading exchange, to disclose any information, it will give the Company prompt notice, to the extent legally permissible and reasonably practicable, of such requirement so that the Company may seek a protective order or appropriate remedy. In the absence of a protective order, such Major Holder may disclose such information without any liability hereunder, only to the extent required to do so; provided, however, that it shall promptly notify the Company of such disclosure, to the extent possible, and take reasonable steps to minimize the extent of any such required disclosure.
1.5.Termination of Information and Inspection Rights. The Company’s obligation to deliver the financial statements and other information rights under Section 1 shall terminate and shall be of no further force or effect upon the earlier of: (i) the closing of the Company’s IPO, as such term is defined in the Amended Articles, or (ii) the consummation of a Liquidation Event (including the exercise of the Trivago Option), as such terms are defined in the Amended Articles, pursuant to which the Major Holder ceases to be a Major Holder.
1.6.The Company shall promptly provide the Lead Investor with all information and data with respect to the Company or any of its subsidiaries as may be reasonably requested by the Lead Investor from time to time, as required by the Lead Investor for the purpose of complying with its regulatory, compliance and reporting obligations under applicable law, including the rules and regulations of any applicable securities exchange.
1.Registration. The following provisions shall govern the registration of the Company’s securities:
1.1.Definitions. As used in this Agreement, the following terms have the following meanings:
1.1.1.“Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including without limitation any general partner, managing member, officer or director of such Person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person. The term “control” as used herein shall mean the holding of the majority of the shares of such party, or the power to appoint the majority of the directors of such party or the power to direct the management and policies of such party, through contractual means or otherwise.

1.1.2.“Amended Articles” means the current amended and restated articles of the Company adopted of even date herewith, as amended from time to time.
1.1.3.“Excluded Registration” means (i) a demand registration under Section 2.3 or Section 2.4 of this Agreement or a registration relating to the sale of securities to employees of the Company or a subsidiary pursuant to a share option, share purchase, or similar plan; (ii) a registration relating to an SEC Rule 145 transaction; (iii) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities; or (iv) a registration in which the only Ordinary Shares being registered are Ordinary Shares issuable upon conversion of debt securities that are also being registered.
1.1.4.“Holder” means a party to this Agreement as long as it holds Registrable Securities (as defined below) or shares convertible into Registrable Securities, and/or such other holder of outstanding Registrable Securities that acquired such Registrable Securities or shares convertible into Registrable Securities from a party to this Agreement (and thereafter from such acquiring holder) in a transaction or series of transactions not involving any registered public offering and that is made in compliance with the provisions hereof.
1.1.5.“Initiating Holders” means holders of Registrable Securities holding more than fifty percent (50%) of the Registrable Securities, assuming for purposes of such determination the conversion of all shares convertible into Registrable Securities.
1.1.6.“Form F-3” means Form F-3 under the United States Securities Act of 1933, as amended (the “Securities Act”), as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the Securities and Exchange Commission (“SEC”) which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.
1.1.7.“Major Holders” means any (i) Eligible Shareholder (as such term is defined in the Amended Articles), (ii) any Investor who is deemed to be an Eligible Shareholder pursuant to the holdings aggregation provisions in the Amended Articles, or (iii) Key Holder that, individually or together with such Key Holder’s Affiliates, holds at least 3% of the Company’s share capital, on a fully diluted basis.
1.1.8.“Ordinary Share” means shares of the Company’s: (i) Ordinary Shares, par value NIS 0.01 per share; and (ii) Ordinary A Shares, par value NIS 0.01 per share.
1.1.9.“Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.
1.1.10.“Preferred Share” means shares of the Company’s: (i) Series A Preferred Shares, par value NIS 0.01 per share; (ii) Series A-l Preferred Shares, par value NIS 0.01 per share; (iii)Series A-2 Preferred Shares, par value NIS 0.01 per share; (iv) Series B Preferred Share par value NIS 0.01 per shares; (v) Series B-1 Preferred Share par value NIS 0.01 per shares; (vi); Series B-2 Preferred Share par value NIS 0.01 per shares; and (vii) Series Preferred B-3 Shares par value NIS 0.01 per shares.
1.1.11.“Register”, “registered” and “registration” refer to a registration effected by filing a registration statement in compliance with the Securities Act and the declaration or ordering by the SEC of effectiveness of such registration statement, or the equivalent actions under the laws of another jurisdiction.
1.1.12.“Preferred Registrable Securities” means (i) all Ordinary Shares issued or issuable upon conversion of Preferred Shares held (or to be held) by the Investors, (ii) all Ordinary Shares issuable upon conversion of shares that the Investors may hereafter purchase pursuant to its preemptive rights, rights of first refusal or otherwise and (iii) any Ordinary Shares issued as (or issuable upon the conversion or exercise of any warrant, right, or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares referenced in clauses (i) through (iii) above; excluding in all cases, however, any Registrable Securities (i) sold by a Person in a transaction in which the applicable rights under this Agreement are not assigned pursuant to Section 2.11 or (ii) for which registration rights have terminated pursuant to Section 2.17 of this Agreement. Notwithstanding the foregoing, the Company shall in no event be obligated to register any Preferred Shares of the Company, and Holders of Preferred Registrable Securities will not be required to convert their Preferred Shares into Ordinary Shares in order to exercise the registration rights granted hereunder, until immediately before the closing of the offering to which the registration relates.
1.1.13.“Key Holders Registrable Securities” means all Ordinary Shares held by the Key Holders (whether now or in the future); excluding in all cases, however, any Ordinary Shares (i) sold by a Person in a transaction in which the applicable rights under this Agreement are not assigned pursuant to Section 2.11; or (ii) for which registration rights have terminated pursuant to Section 2.17 of this Agreement.
1.1.14.“Registrable Securities” means any and all of the following: (i) Preferred Registrable Securities; (ii) Ordinary A Registrable Securities; and (iii) Key Holders Registrable Securities.
1.1.15.“IPO” means the closing of the Company’s initial firmly underwritten public offering of its Ordinary Shares pursuant to an effective registration statement under the Securities Act, or equivalent law of another jurisdiction.
1.1.16.“Ordinary A Registrable Securities” means Ordinary A Shares, par value NIS 0.01 per share of the Company.
1.2.Incidental Registration. If the Company at any time proposes to register any of its securities for its own account, in connection with the public offering of such securities solely for cash (other than Excluded Registrations), it shall promptly give notice to the Holders of such intention but not less than fifteen (15) business days prior to the filing of the respective registration statement. Upon the written request of any Holder given within twenty (20) days after receipt of any such notice, the Company shall, subject to the provisions of this Section 2.2, use its commercially reasonable efforts to cause to be registered all of the Registrable Securities indicated in such request, so as to permit the disposition of the shares so registered. Prior to the commencement of any “road show”, any Holder shall have the right to withdraw its request for inclusion of its Registrable Securities in any registration by giving written notice to the Company of its request to withdraw and such withdrawal shall be irrevocable and, after making such withdrawal, such Holder shall no longer have any right to include Registrable Securities in such registration as to which such withdrawal was made.
If the managing underwriter advises the Company in writing that marketing factors require a limitation of the number of shares to be underwritten, then the number of shares of securities that are entitled to be included in the registration shall be allocated in the following order of priority: first, the Company shall be entitled to register all of the securities the Company wishes to register for its own account, subject to the provisions of Section 2.3 below; second, if remaining, the Holders of Preferred Registrable Securities shall be entitled to register such number of Preferred Registrable Securities requested to be registered by them (pro rata to the respective number of Preferred Registrable Securities requested by the Holders to be included in the registration); third, if remaining, the Holders of Ordinary A Registrable Securities shall be entitled to register such number of Ordinary A Registrable Securities requested to be registered by them (pro rata to the respective number of Ordinary A Registrable Securities requested by the Holders to be included in the registration); fourth if remaining, the Holders of Key Holders Registrable Securities shall be entitled to register such number of Key Holders Registrable Securities requested to be registered by them (pro rata to the respective number of Key Holders Registrable Securities requested by the Holders to be included in the registration); and fifth, if remaining, any other securities of the

Company held by other shareholders. Notwithstanding any other provision of this Section 2.2, following the IPO (i.e. a second or any subsequent Company initiated registration), the aggregate amount of Preferred Registrable Securities which shall have the right to participate in any proposed registration following the IPO shall not be reduced below thirty percent (30%) of the aggregate amount of securities proposed to be so registered.
It is hereby clarified that the right of the Holders under this Section 2.2 may be used for an unlimited number of times subject to the above qualifications. Registrations effected pursuant to this Section 2.2 shall not be counted as registrations effected pursuant to Section 2.3 or Section 2.4 below.
1.3.Demand Registration. At any time beginning six (6) months following the closing of an IPO, the Initiating Holders may request in writing that all or part of the Registrable Securities held by them shall be registered for trading on any securities exchange or under any market system as to which any of the Company’s Ordinary Shares are then admitted for trading (a “Registration Request”). Any such demand must request the registration of shares in a reasonably estimated minimum amount of US$ 5,500,000. Within ten (10) days after receipt of the Registration Request, the Company shall give written notice of such request to the other Holders and shall include in such registration all Registrable Securities held by all such Holders who wish to participate in such demand registration and provide the Company with written requests for inclusion therein within twenty (20) days after the receipt of the Company’s notice. Thereupon, the Company shall use its commercially reasonable efforts, subject to the provisions of this Section 2.3, to cause the registration of all Registrable Securities as to which it has received requests for registration for trading on the securities exchange specified in the request for registration (the “Participating Registrable Securities”) as soon as possible thereafter; provided, however, that the Company shall not be required to effect more than two (2) registrations under this Section 2.3 provided that each such registration has been declared or ordered effective and has remained effective as required under the terms of this Agreement, and further provided that the Company shall not be required to effect any registration under this Section 2.3 within a period of one hundred and eighty (180) days following the effective date of a previous registration. A registration shall not be counted as “effected” for purposes of this Subsection 2.3 until such time as the applicable registration statement has been declared effective by the SEC, unless the Initiating Holders withdraw their request for such registration, elect not to pay the registration expenses therefor, and forfeit their right to one demand registration statement pursuant to this Subsection in which case such withdrawn registration statement shall be counted as “effected” for purposes of this Subsection.
1.3.1.Notwithstanding any other provision of this Section 2.3, if the managing underwriter advises the Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the amount of Participating Registrable Securities proposed to be registered shall be in the following order of priority: first, the Holders of Preferred Registrable Securities shall be entitled to register all of the Preferred Registrable Securities requested to be registered by them (pro rata to the respective number of Preferred Registrable Securities requested by the Holders to be included in the registration); second, if remaining, the Holders of Ordinary A Registrable Securities shall be entitled to register all of the Ordinary A Registrable Securities requested to be registered by them (pro rata to the respective number of Ordinary A Registrable Securities requested by the Holders to be included in the registration); third if remaining, the Holders of Key Holders Registrable Securities shall be entitled to register all of the Key Holders Registrable Securities requested to be registered by them (pro rata to the respective number of Key Holders Registrable Securities requested by the Holders to be included in the registration); fourth, if remaining, securities which the Company wishes to register on its own behalf; and fifth, if remaining, any other securities of the Company. In any event all Preferred Registrable Securities must be included in such registration prior to any other shares of the Company.

1.3.2.If the Company shall furnish to the Holders a certificate signed by either the chairperson of the Board or the Chief Executive Officer of the Company stating that in the good faith judgment of the Board it would be detrimental to the Company or its shareholders for a registration under this Section 2.3 to be effected at such time, because such action would (i) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company; (ii) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential; or (iii) render the Company unable to comply with requirements under the Securities Act or Exchange Act, then the Company shall have the right to defer such registration for a period of not more than one hundred and twenty (120) days after receipt of the Registration Request; provided, however that the Company shall not utilize this right more than once in any twelve (12) month period; and provided further that the Company shall not register any securities for its own account or that of any other stockholder during such one hundred and twenty (120) day period other than an Excluded Registration.
1.4.Form F-3 Registration. As soon as practical after its initial public offering, the Company shall fulfill all reporting requirements and use its commercially reasonable efforts in order to qualify for registration on Form F-3 or any comparable or successor form or forms and to maintain such qualification after the Company has qualified for the use of Form F-3. After the Company has qualified for the use of Form F-3, any Holder of Preferred Registrable Securities shall have the right to submit a written request or requests that the Company effect a registration on Form F-3, and any related qualification or compliance, with respect to Registrable Securities where the aggregate net proceeds from the sale of such Registrable Securities are equal to not less than US$ 1,500,000. The Company shall, within twenty (20) days after receipt of any such request, give written notice of the proposed registration, and any related qualification or compliance, to all other Holders, and include in such registration all Registrable Securities held by all such Holders who wish to participate in such registration and provide the Company with written requests for inclusion therein within twenty (20) days after the receipt of the Company’s notice. Thereupon, the Company shall use commercially reasonable efforts, subject to the provisions of this Section 2.4, to effect such registration and all such qualifications and compliances as may be reasonably so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 2.4, (i) if Form F-3 is not available for such offering by the Holders; (ii) if the Company shall famish to the Holders a certificate signed by either the chairperson of the Board or the Chief Executive Officer of the Company stating that in the good faith judgment of the Board it would be detrimental to the Company or its shareholders for such Form F-3 registration statement to be effected at such time, because such action would (a) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company; (b) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential; or (iii) render the Company unable to comply with requirements under the Securities Act or Exchange Act, then the Company shall have the right to defer such registration for a period of not more than one hundred eighty (180) days after receipt of the Registration Request, in which event the Company shall have the right to defer the filing of the Form F-3 registration statement for a period of not more than one hundred eighty (180) days after receipt of the request of the Holder or Holders under this Section 2.4; provided, however, that the Company shall not utilize this right more than once in any twelve (12) month period; (iv) during the period that is sixty (60) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is ninety (90) days after the effective date of, a Company-initiated registration, provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; or (v) if the Company has, within the twelve

(12) month period preceding the date of such request, already effected two (2) registrations on Form F-3 for the Holders pursuant to this Section 2.4. It is hereby clarified that the right of the Holders under this Section 2.4 may be used for an unlimited number of times subject to the above qualifications. Registrations effected pursuant to this Section 2.4 shall not be counted as registrations effected pursuant to Section 2.3 above.
1.5.Designation of Underwriter, (a) In the case of any registration effected pursuant to Sections 2.3 or 2.4, the Holders that submitted the request for registration shall have the right to designate the managing underwriter(s) in any underwritten offering; provided, however, that the selected underwriter(s) is subject to the Company’s approval, which shall not be unreasonably withheld, (b) In the case of any registration initiated by the Company, the Company shall have the right to designate the managing underwriter in any underwritten offering. In connection with any offering involving an underwriting of shares of the Company, the right of any Holder to include such Holder’s Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in Subsection 2.10.4) enter into an underwriting agreement in customary form with the underwriter(s) selected for such underwriting.
1.6.Expenses. All customary expenses, including without limitation the reasonable fees and expenses of one (1) counsel for the Holders incurred in connection with any registration under Sections
2.2,2.3 or 2.4, shall be borne by the Company; provided, however, that each of the Holders participating in such registration shall pay its pro rata portion of discounts and commissions payable to any underwriter and transfer taxes; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all selling Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration), unless the Holders of a majority of the Preferred Registrable Securities agree to forfeit their right to one registration pursuant to Subsections 2.3 or 2.4, as the case may be.
2.7Indemnities. In the event of any registered offering of Registrable Securities pursuant to this Section 2:
2.7.1.The Company will indemnify and hold harmless, to the extent permitted by law, any Holder, whose Registrable Securities are included in the registration, and any underwriter for each such Holder; and each Person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, from and against any and all losses, damages, claims, liabilities, joint or several, costs and expenses (including any amounts paid in any settlement effected with the Company’s consent) to which the Holder or any such underwriter or controlling person may become subject under applicable law or otherwise, insofar as such losses, damages, claims, liabilities (or actions or proceedings in respect thereof), costs or expenses arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained in the registration statement or included in the prospectus, as amended or supplemented, or (ii) the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they are made, not misleading, and the Company will reimburse the Holder, such underwriter and each such controlling person of the Holder or the underwriter, promptly upon written demand, for any reasonable legal or any other expenses incurred by them in connection with investigating, preparing to defend or defending against or appearing as a third-party witness in connection with such loss, claim, damage, liability, action or proceeding; provided, however, that the Company will not be liable to any Holder, underwriter or controlling person in any such case to the extent that any such loss, damage, liability, cost or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished in writing by such Holder, such underwriter or such controlling persons claiming for indemnification in writing specifically for inclusion therein; provided further, that this indemnity shall not be deemed to relieve any underwriter of any of its due diligence obligations; provided further, that the indemnity agreement contained in this Section 2.7.1 shall not apply to amounts paid in settlement of any such claim, loss, damage, liability or action if such settlement is effected without the written consent of the Company, which consent shall not be unreasonably withheld. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the selling shareholder, the underwriter or any controlling person of the selling shareholder or the underwriter, and regardless of any sale in connection with such offering by the selling shareholder. Such indemnity shall survive the transfer of securities by a selling shareholder.
2.7.2.Each Holder participating in a registration hereunder will furnish to the Company in writing any information regarding such Holder and his or her intended method of distribution of Registrable Securities as the Company may reasonably request and will indemnify and hold harmless the Company and each of its directors, each of its officers who has signed the registration statement, legal counsel and accountants for the Company, any underwriter for the Company, any other person participating in the distribution and each person, if any, who controls the Company, such underwriter, or such other person from and against any and all losses, damages, claims, liabilities, joint or several, costs or expenses (including any amounts paid in any settlement effected with the selling shareholder’s consent) to which the Company or any such controlling person and/or any such underwriter may become subject under applicable law or otherwise, insofar as such losses, damages, claims, liabilities (or actions or proceedings in respect thereof), costs or expenses arise out of or are based on (i) any untrue or alleged untrue statement of any material fact contained in the registration statement or included in the prospectus, as amended or supplemented, or (ii) the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading, and each such Holder will reimburse the Company, any underwriter, any other person participating in the distribution and each such controlling person of the Company, any underwriter or other person, promptly upon demand, for any reasonable legal or other expenses incurred by them in connection with investigating, preparing to defend or defending against or appearing as a third-party witness in connection with such loss, claim, damage, liability, action or proceeding; in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was so made in strict conformity with written information furnished by such Holder specifically for inclusion therein. The foregoing indemnity agreement shall be individual and several by each Holder and shall not be jointly; provided further, that this indemnity shall not be deemed to relieve any underwriter of any of its due diligence obligations; provided further, that the indemnity agreement contained in this Section 2.7.2 shall not apply to amounts paid in settlement of any such claim, loss, damage, liability or action if such settlement is effected without the consent of the Holders, as the case may be, which consent shall not be unreasonably withheld. In no event shall the liability of a Holder exceed the net proceeds from the offering received by such Holder (i.e. net of discounts and commissions payable to any underwriter but not taxes).
2.7.3.Promptly after receipt by an indemnified party, pursuant to the provisions of Section 2.7.1 or 2.7.2, of notice of the commencement of any action involving the subject matter of the foregoing indemnity provisions, such indemnified party will, if a claim thereof is to be made against the indemnifying party pursuant to the provisions of said Section 2.7.1 or 2.7.2 promptly notify the indemnifying party of the commencement thereof; but the omission to notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party otherwise than hereunder. In case such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party shall have the right to participate in, and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party; provided, however, that if the defendants in any action include both the indemnified party and the indemnifying party and the indemnified party reasonably believes that there is a conflict of interests which would prevent counsel for the indemnifying party from also representing the indemnified party, the indemnified party or parties shall have the right to select one separate counsel to participate in the defense of such action on behalf of such indemnified party or parties. After notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party pursuant to the provisions of said Section 2.7.1 or 2.7.2 for any legal or other expense subsequently incurred by such indemnified party in connection with the defense thereof, unless (i) the indemnified party shall have employed counsel in accordance with the provision of the preceding sentence, (ii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after the notice of the commencement of the action, or (iii) the indemnifying party has authorized the employment of counsel for the indemnified party at the expense of the indemnifying party. No indemnifying party will consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.
2.7.4.Notwithstanding anything to the contrary herein, the foregoing indemnity agreements of the parties in this Section 2.7 are subject to the condition that, insofar as they relate to losses, damages, claims, liabilities, costs and expenses arising from any untrue statement or alleged untrue statement of a material fact contained, or omission or alleged omission of a material fact from, a preliminary prospectus (or necessary to make the statements therein not misleading) that has been corrected in the form of prospectus included in the registration statement at the time it becomes effective, or any amendment or supplement thereto filed with the SEC under the Securities Act (the “Final Prospectus”), such indemnity agreement shall not inure to the benefit of any person if a copy of the Final Prospectus was furnished to the indemnified party and such indemnified party failed to deliver, at or before the confirmation of the sale of the shares registered in such offering, a copy of the Final Prospectus to the person asserting the loss, liability, claim or damage, in any case in which such delivery was required under the Securities Act.
2.7.5.If recovery is not available under the foregoing indemnification provisions, for any reason other than as specified therein, the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations. In determining the amount of contribution to which the respective parties are entitled, there shall be considered the parties’ relative knowledge and access to information concerning the matter with respect to which the claim was asserted, the opportunity to correct and prevent any statement or omission, and any other equitable considerations appropriate under the circumstances. In no event shall the liability of a Holder exceed the net proceeds from the offering received by such Holder.
2.7.6.Unless otherwise superseded by an underwriting agreement entered into in connection with the underwritten public offering, the obligations of the Company and Holders under this Section

2.7 shall survive the completion of any offering of Registrable Securities in a registration under this Section 2.7, and otherwise shall survive the termination of this Agreement.
2.8No Registration Rights to Third Parties. Without the prior written consent of the holders of a majority of the Preferred Registrable Securities including, solely during the Trivago Interim Period, the Lead Investor, the Company covenants and agrees that it shall not grant, or cause or permit to be created, for the benefit of any Person, any registration rights of any kind (whether similar to the demand or Form F-3 registration rights described in Section 2, or otherwise) relating to any voting securities of the Company, other than rights that are on a parity with or subordinate in right to those granted to the Holders hereunder; provided, however, that the Company may without such consent (i) enter into an agreement with any holder or prospective holder of any securities of the Company that would allow such holder or prospective holder to include such securities in any registration pursuant to this Section 2 if the rights of such holder or prospective holder are subordinate to the rights of the Holders hereunder.
2.9Reports under Securities Exchange Act of 1934. In the event the Company becomes subject to reporting under the Exchange Act, then with a view to making available to the Holders the benefits of Rule 144 promulgated under the Securities Act (“Rule 144”) and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form F-3, the Company agrees to:
2.9.1.make and keep public information available, as those terms are understood and defined in Rule 144, at all times after ninety (90) days after the effective date of the first registration statement filed by the Company for the offering of its securities to the general public;
2.9.2.file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and
2.9.3.furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company), the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form F-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.
2.10Obligations of the Company. Whenever required under this Section 2 to effect the registration of any Registrable Securities, the Company shall:
2.10.1.prepare and file with the SEC (or other applicable body) a registration statement with respect to such Registrable Securities and use its reasonable commercial efforts to cause such registration statement to become effective as soon as possible, and keep such registration statement effective for a period of up to 6 months or, if sooner, until the distribution contemplated in the Registration Statement has been completed;
2.10.2.prepare and file with the SEC (or other applicable body) such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act (or such other law as may be applicable) with respect to the disposition of all Registrable Securities covered by such registration statement;
2.10.3.furnish to the Holders whose Registrable Securities are being registered such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;
2.10.4.use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or blue-sky laws of such jurisdictions as shall be reasonably requested by the selling Holders; provided that the Company shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;
2.10.5.in the event of any underwritten public offering, use its commercially reasonable efforts to enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering;
2.10.6.notify each holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Act of the happening of any event that comes to its knowledge, as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;
2.10.7.notify each Holder of Registrable Securities covered by such registration statement, promptly after the Company shall receive notice thereof, of the time when such registration statement becomes effective or when any amendment or supplement or any prospectus forming a part of such registration has been filed.
2.10.8.advise each Holder whose Registrable Securities are included in such registration statement promptly after the Company shall receive notice or otherwise obtain knowledge of the issuance of any order by the SEC suspending the effectiveness of such registration statement or amendment thereto or of the initiation or threatening of any proceeding for that purpose, and promptly use its reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal promptly if a stop order should be issued;
2.10.9.use its commercially reasonable efforts to cause all Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed;
2.10.10.provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;
2.10.11.use its best efforts to comply with all applicable rules and regulations of the SEC, and commercially reasonable efforts to make available to its security holders, as soon as reasonably practicable, any required documents;
2.10.12.upon request, make available for inspection by the selling Holders, any underwriter(s) participating in any disposition pursuant to such registration statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the selling Holders, all financial and other records, pertinent corporate documents, and properties of the Company, and cause the Company’s officers, directors, employees, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent, in each case, as necessary or advisable to verify the accuracy of the information in such registration statement and to conduct appropriate due diligence in connection therewith;

2.10.13.after such registration statement becomes effective, notify each selling Holder of any request by the SEC that the Company amend or supplement such registration statement or prospectus; and
2.10.14.furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this Section 2 at such Holder’s expense, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Section 2, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the to the Holders requesting registration of Registrable Securities.
2.11Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 2 may not be assigned except as hereinafter provided. Any Holder may assign its rights to cause the Company to register Registrable Securities pursuant to this Section 2 (but only with all related obligations) to a transferee of such Registrable Securities and with respect only to such Registrable Securities duly transferred or assigned to such transferee; provided that (i) the Company is, within twenty (20) days after such transfer, furnished with written notice of the name and address of such transferee and the securities with respect to which such registration rights are being assigned; and (ii) such transferee agrees in writing to be bound by and subject to the terms and conditions of this Agreement, including without limitation the provisions of this Section 2.11. Such transferee to whom registration rights under this Section 2 are duly assigned in accordance with this Section 2.11 shall not be treated for any purpose herein as an assignee of such rights unless and until the Company has been furnished with the notice under clause (i) above and with a copy of the undertaking under clause (ii) above and, until such time, the transferring Holder shall continue to be regarded and treated as a Holder with respect to such Registrable Securities.
2.12Lock-Up. Each Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the registration by the Company and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) days in the case of the IPO, which period may be extended upon the request of the managing underwriter, to the extent required by any NASD rules, for an additional period of up to fifteen (15) days if the Company issues or proposes to issue an earnings or other public release within fifteen (15) days of the expiration of the 180-day lockup period, or (y) ninety (90) days in the case of any registration other than the IPO, which period may be extended upon the request of the managing underwriter, to the extent required by any NASD rules, for an additional period of up to fifteen (15) days if the Company issues or proposes to issue an earnings or other public release within fifteen (15) days of the expiration of the 90-day lockup period)״ (i) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any Ordinary Shares or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Ordinary Shares held immediately before the effective date of the registration statement for such offering or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Ordinary Shares or other securities, in cash, or otherwise. The foregoing provisions of this Section 2.12 shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement and shall be applicable to the Holders only if all shareholders holding more than 1% of the Company’s outstanding share capital (on an as converted basis) and the officers and directors of the Company are subject to the same restrictions. The underwriters in connection with such registration are intended third-party beneficiaries of this Section 2.12 and shall have the right, power, and authority to enforce the provisions hereof as though they were a party hereto. Each Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with such registration that are consistent with this Section 2.12 or that are necessary to give further effect thereto. Any discretionary waiver or termination of the restrictions of any or all of such agreements by the Company or the underwriters shall apply pro rata to all Holders subject to such agreements, based on the number of shares subject to such agreements.
2.13Public Information. At any time and from time to time after the lapse of 90 days following the close of business on such date as a registration statement filed by the Company under the Securities Act becomes effective, the Company shall undertake to make publicly available and available to the Holder pursuant to Rule 144, such information as is necessary to enable the Holder to make sales of Registrable Securities pursuant to that Rule. The Company shall use commercially reasonable efforts to comply with the current public information requirements of Rule 144 and shall furnish thereafter to the Holder, upon request, a written statement executed by the Company as to the steps it has taken to so comply at any time after it has become subject to such reporting requirements.
2.14Foreign Offerings. The provisions of this Section 2 shall apply, mutatis mutandis, to any registration of the securities of the Company outside of the United States.
2.15Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as is reasonably required to effect the registration of such Holder’s Registrable Securities.
2.16Termination of Registration Rights. The right of any Holder to request registration or inclusion of Registrable Securities in any registration pursuant to Section 2.2 or Section 2.3 shall terminate with respect to Registrable Securities upon the earlier to occur: (i) as to any Holder who holds less than 1% of the outstanding shares of the Company on an as converted basis (taken into account also any holdings of Affiliates of such Holder with whom such Holder must aggregate its sales under Rule 144), when such Registrable Securities could be sold without any restriction on volume or manner of sale in any three-month period under SEC Rule 144 or any successor or other similar exemption; (ii) when such Registrable Securities have been effectively registered and sold under the Securities Act and/or any other applicable securities law; or (iii) when, following an IPO, such Registrable Securities have been sold pursuant to an exception to the registration requirements of the Securities Act.
2.Covenants.
2.1.FCPA. The Company represents that it shall not and shall not permit any of its subsidiaries or Affiliates or any of its or their respective directors, officers, managers, employees, independent contractors, representatives or agents to promise, authorize or make any payment to, or otherwise contribute any item of value to, directly or indirectly, any Non-U.S. Official, in each case, in violation of the Foreign Corrupt Practices Act of 1977 (“FCPA”), the U.K. Bribery Act or any other applicable anti-bribery or anti-corruption law. The Company further represents that it shall and shall cause each of its subsidiaries and Affiliates to cease all of its or their respective activities, as well as remediate any actions taken by the Company, its subsidiaries or Affiliates, or any of their respective directors, officers, managers, employees, independent contractors, representatives or agents in violation of the FCPA, the U.K. Bribery Act or any other applicable anti-bribery or anti-corruption law. The Company further represents that it shall and shall cause each of its subsidiaries and Affiliates to maintain systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) to ensure compliance with the applicable law (e.g. FCPA, the U.K. Bribery Act or any other applicable anti-bribery or anti-corruption law).
2.2.Proprietary Information and Inventions Agreements. The Company shall require all new employees and consultants to execute and deliver a Proprietary Information and Inventions Agreement in substantially the form approved by the Board.
2.3.Options Vesting. Unless approved by the Board, all future employees and consultants of the Company who shall purchase, or receive options to purchase, Ordinary Shares following the date hereof shall be required to execute stock purchase or option agreements providing for (a) vesting of shares over a four (4) year period with the first twenty five percent (25%) of such shares vesting following twelve (12) months of continued employment or services, and the remaining shares vesting in equal monthly installments over the following thirty six (36) months thereafter and (b) a one hundred and eighty (180)-day lockup period in connection with an IPO.
2.4.GDPR. The Company shall cause its operations and activities to be in compliance in all material respects and to the extent applicable to the Company and its subsidiaries, with applicable privacy laws, including, without limitations, the Data Standards and with Regulation (EU) 2016/679 (General Data Protection Regulation) as soon as practicable following the date hereof, and shall maintain such compliance on an ongoing basis.
2.5.Limitation on Use of Branding. Unless agreed and authorized/licensed by the Lead Investor or Fosun, as applicable, in writing in advance, each of the other parties shall not, and shall procure that each of its Affiliates shall not, at any time or in any manner (either directly or indirectly, and either explicitly or impliedly) (i) use, register or apply for the registration of any of the trademarks (whether registered or not), brands, signals or logos owned or lawfully used by the Lead Investor or Fosun, as applicable, or any of its Affiliates (the “Brands”), or any characters, words, symbols or identifications similar to any of the Brands and existing in whatever language form or any combination thereof, or (ii) use or cite the name, portrait, image, speech or comment (or any part thereof) of any director, supervisor, management officer or employee of Fosun or the Lead Investor or any of their respective Affiliates, as applicable, all except as reasonably required for such party’s internal purposes and/or as required under applicable law.
The Brands of Fosun include but are not limited to: “Fosun”, “Fosun Kinzon”, Fosun Kinzon Capital, “Fosun RZ”, Fosun RZ Capital”, “Fosun Tourism”, “Foliday”.
The Brands of Trivago include but are not limited to: “trivago”, “trivago Deals”, “trivago Book&Go”, “trivago Book On Meta”, “trivago Express Booking”, “trivago Business Studio”.
3.Miscellaneous.
3.1.Further Assurances. Each of the parties hereto shall perform such further acts and execute such further documents as may reasonably be necessary to carry out and give full effect to the provisions of this Agreement and the intentions of the parties as reflected thereby.
3.2.Governing Law. This Agreement shall be governed by and construed according to the laws of the State of Israel, without regard to the conflict of laws provisions thereof. Any dispute arising under or in relation to this Agreement shall be resolved in the competent court for Tel Aviv-Jaffa district, and each of the parties hereby submits irrevocably to the jurisdiction of such court.
3.3.Successors and Assigns: Assignment. Except as otherwise expressly limited herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto. None of the rights, privileges, or obligations set forth in, arising under, or created by this Agreement may be assigned or transferred without the prior consent in writing of each party to this Agreement, with the exception of (a) with respect to holder of

Ordinary Shares to any member or members of his immediate family or to any entity which is wholly owned by him, provided that if such entity ceases to be wholly owned by the transferor, then the assignment will be null and void; and (b) assignments and transfers from the Investor to any other entity which controls, is controlled by, or is under common control with, such Investor, and assignments and transfers to its partners and to affiliated partnerships managed by the same management company or managing general partner or by an entity which controls, is controlled by, or is under common control with, such management company or managing general partner (collectively, “Permitted Transferees”).
3.4.Additional Investors. Notwithstanding anything to the contrary contained herein, if the Company issues additional shares of the Company’s Preferred Shares after the date hereof, any purchaser of such shares may become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement, and thereafter shall be deemed an “Investor” for all purposes hereunder. No action or consent by the Investors shall be required for such joinder to this Agreement by such additional Investor, so long as such additional Investor has agreed in writing to be bound by all of the obligations as an “Investor” hereunder.
3.5.Entire Agreement; Amendment and Waiver. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subject matters hereof, and replaces and supersedes any prior agreement with respect to the subject matters hereof. Without limiting the generality of the foregoing, upon the entering into effect of this Agreement, the 2019 SRA, shall be deemed amended and restated and superseded and replaced in its entirety by this Agreement, and shall be of no further force or effect, and the undersigned agree and confirm that the Shareholders Rights Agreement by and among the Company and Explore. Dream. Discover Ltd., Hadaka Hatishim Ltd., Eran Shust, Shay Horovitz and Avi Wortzel dated December 2, 2015 is hereby terminated and of no further force or effect. Any term of this Agreement may be amended and the observance of any term hereof may be waived (either prospectively or retroactively and either generally or in a particular instance) with the written consent of the Company and the majority of the Investors, provided however that (i) such amendment or waiver shall not terminate, revoke or adversely affect the Lead Investor’s rights under this Agreement (including rights in its’ capacity as a Major Holder) without the Lead Investor’s written consent (for the avoidance of doubt the grant of rights equal or superior to the rights granted to the Lead Investor herein shall not be deemed to have an adverse effect on the rights of the Lead Investor hereunder); and (ii) no amendment or waiver shall result in: (x) the adverse change of the rights of any class of shares or shareholder, as the case may be, without a similar adverse change to the rights of all other shares or shareholders, as the case may be; or (y) in a change which favorably affects any class of shares or shareholders, as the case may be, without a similar effect on all other shares or shareholders, as the case may be, unless with respect to both (x) and (y) a majority of such class or such party adversely affected or not been favorably treated, as the case may be, has given its written consent thereto. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each party hereto. The Company shall give prompt notice of any amendment or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, termination, or waiver. Any amendment, termination, or waiver effected in accordance with this Section 4.5 shall be binding on all parties hereto, regardless of whether any such party has consented thereto. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.
3.6.Notices, etc. All notices and other communications required or permitted hereunder to be given to a party to this Agreement shall be in writing and shall be telecopied or mailed by registered, electronic or certified mail, postage prepaid, or otherwise delivered by hand or by messenger, addressed to such party’s address as set forth below or at such other address as the party shall have furnished to each other party in writing in accordance with this provision:

if to the Investors:    To the respective parties at their addresses as
set forth on Schedule A
if to the Company:    Holisto Ltd.
2 Nim Boulevard, Rishon Lezion, Israel
E-mail: eran@holisto.com
with a copy to (which shall not constitute notice):
Shibolet & Co
    4 Yitzhak Sadeh, Tel Aviv-Yafo.
Email: O.Ben-Yehuda@shibolet.com
Attn: Ofer Ben Yehuda, Adv.
if to the Key Holders:    To the respective parties at their addresses as
set forth on Schedule B
if to the Lead Investor    Trivago N.V.
Attention:
E-mail:
with copies to (which shall not constitute a notice):
Noerr Partnerschaftsgesellschaft mbB
Rechtsanwälte Steuerberater Wirtschaftsprüfer
Speditionstraße 1 / 40221 Dusseldorf / Germany
Attention: Dr. Jens Liese
E-mail: Jens.Liese@noerr.com
and
Barnea Jaffa Lande & Co Law Offices
Electra City Tower, 58 HaRakevet St.
Tel Aviv 6777016, Israel
Attention: Ariella Dreyfuss Adv.
E-mail: adreyfuss@barlaw.co.il.
Any notice sent in accordance with this Section 4.6 shall be effective (i) if mailed, seven (7) business days after mailing, (ii) if sent by messenger, upon delivery, and (iii) if sent via email, or facsimile, upon transmission and if by facsimile upon electronic confirmation of receipt or, if transmitted and received on a non-business day, on the first business day following transmission and electronic confirmation of receipt (provided, however, that any notice of change of address shall only be valid upon receipt).
3.7.Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party upon any breach or default under this Agreement, shall be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent, or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any of the parties, shall be cumulative and not alternative.
3.8.Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable under applicable law, then such provision shall be excluded from this Agreement and the remainder of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.
3.9.Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and enforceable against the parties actually executing such counterpart, and all of which together shall constitute one and the same instrument.
3.10.Aggregation of Shares. All Shares held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement. For the purpose of this Section 4.10 “affiliated entities or persons” shall mean, with respect to any entity or person, its Permitted Transferees (as such term is defined under the Amended Articles).
3.11.Acknowledgment. The Company acknowledges that the Investors are in the business of venture capital investing and therefore review the business plans and related proprietary information of many enterprises, including enterprises which may have products or services which compete directly or indirectly with those of the Company. Nothing in this Agreement shall preclude or in any way restrict the Investors from investing or participating in any particular enterprise whether or not such enterprise has products or services which compete with those of the Company.
3.12.Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.
3.13.Termination. This Agreement will be terminated and become null and void automatically and simultaneously with the Acquisition Closing (as defined in the Trivago Option Agreement, as defined in the Amended Articles).

IN WITNESS WHEREOF the parties have signed this Shareholder' Rights Agreement as of the date first hereinabove set forth.
THE COMPANY:
HOLISTO LTD.
By: /s/ Eran Shust
Name: Eran Shust
Title: CEO

THE LEAD INVESTOR:
TRIVAGO N.V.
By: /s/ Robin Harries
Name: Robin Harries
Title: Managing Director

[continued on next pages]

THE INVESTORS:

By: [*]
Name: [*]
Title: [*]

SCHEDULE A Investors

Securityholder	Address
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]

[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]

SCHEDULE B
Key Holders

Holder Name	ID / Company No.	Holder Address
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]